Exhibit 10(a)

                       CITIZENS BANK OF MASSACHUSETTS
                               28 STATE STREET
                              BOSTON, MA 02109


                                                              May 23,2000



Westerbeke Corporation
Avon Industrial Park
Avon, MA 02322

      RE: Loan Facility
          -------------

Ladies and Gentlemen:

      Citizens Bank of Massachusetts, as successor to State Street Bank and Trust Company (the "Bank") has made available to Westerbeke Corporation, a corporation organized under the laws of the state of Delaware (the "Borrower") a $4,000,000 revolving line of credit (the "Line of Credit") as described in a letter agreement dated March 20, 1996, as amended from time to time, including by a letter amendment dated April 23, 1998 and any amendment therafter (as amended, the "Letter Agreement"). All obligations of the Borrower arising under the Line of Credit are evidenced by a Time
Note in the original principal amount of $4,000,000 dated April 3, 1998 and any amendment thereto thereafter ( the "1998 Note") and secured by collateral as described in a Security Agreement (Inventory and Accounts Receivable) dated June 4, 1992 as amended from time to time, including by a letter amendment dated April 23, 1998 and any amendment thereafter (as amended, the "Security Agreement"). The Borrower has requested, and the Bank has agreed, to renew the Line of Credit as set forth herein and to make certain other changes thereto. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Bank hereby agree as follows:

      I.    Amendments to Letter Agreement.
            -------------------------------

      The Letter Agreement is hereby amended by deleting from the paragraph headed "Line of Credit" and heading to such paragraph "$4,000,000" and substituting the following therefore: "$5,000,000". The Letter Agreement is hereby further amended by deleting the follow-up therefrom: "Advances against inventory will be capped at $2,500,000" and substituting the following therefore: "Advances against inventory will be capped at $3,500,000".

      The Letter Agreement is hereby amended by deleting the following therefrom: "March 31, 2000" and substituting the following therefore:
"March 31, 2001".

      II.   Interest Rates.
            ---------------

      Principal on each outstanding Revolving Loan shall bear interest as selected by Borrower, at (a) a rate per annum equal to the Bank's Prime Rate or (b) LIBOR plus 2.25% (each a "LIBOR Advance"). Each LIBOR Advance shall be in a minimum amount of $500,000 and in $100,000 increments in excess thereof and not more than three (3) LIBOR Advances may be outstanding at any time. Each LIBOR Advance shall be for an interest period of one, two or three months, subject to availability. Borrower shall give Lender at least two (2) business days notice of its selection of a LIBOR Advance specifying the amount thereof, the interest period and such other information as the Bank may require. LIBOR shall be determined by the Bank on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to the requested interest period which appears in the Telerate page 3750 at 11:00 a.m., London time two London banking days preceding the first day of the LIBOR Advance or if the Telerate system is not available, as reasonably determined by the Bank. LIBOR shall be adjusted in accordance with the Bank's policies for the reserve percentage applicable under the regulations of the Board of Governors of the Federal Reserve System. LIBOR Advances shall not be prepaid unless the Borrower pays, in addition to the Bank's costs and expenses relating thereto, a make-whole payment determined by the Bank in accordance with its customary policies for loans bearing interest with reference to LIBOR. If any LIBOR Advance interest period would end on a day that is not a business day or there is no numerically corresponding day in such month, the interest period will be extended to the next following business day, unless such extension would cause the interest period to end in a new calendar month in which case the last day will be the next preceding business day. Borrower shall be responsible for all costs and expenses that Bank may incur as a result of any change in laws, regulation or guidelines or any change in interpretation thereof relating to LIBOR loans. Borrower further acknowledges that Bank may cease making LIBOR Advances and require the repayment of all LIBOR Advances if any change in laws, regulations or guidelines or the interpretation thereof that make it unlawful for the Bank to make or maintain LIBOR Advances. Borrower further acknowledges that the availability of LIBOR Advances is subject to Bank being able to ascertain LIBOR on the date requested, the availability of dollar deposits in London interbank market and such other conditions as the Bank customarily establishes for such availability.

      III.  Covenants.
            ----------

      The Debt Service Coverage Ratio is replaced with the following:

            "To maintain as of the end of each fiscal year a Debt Service Coverage Ratio of not less than 1.5 to 1.0".

      The Leverage Ratio is replaced with the following:

            "To maintain as of the end of each fiscal quarter a Leverage Ratio of not more than 1.5 to 1.0".

      IV.   Replacement of Note.
            --------------------

      The Borrower has executed a Term Note dated the date hereof in the original principal amount of $5,000,000 ("2000 Note"). The 2000 Note supersedes and replaces the 1998 Note and all amounts outstanding under the 1998 Note shall be deemed to be outstanding under the 2000 Note.

      V.    Amendments to Security Agreement
            --------------------------------

      The Security Agreement is hereby amended by deleting the following from Rider 1 thereto: "$4,000,000" and substituting the following therefore: "$5,000,000".

      VI.   Miscellaneous.
            --------------

      1. As amended hereby, all terms and conditions of the Letter Agreement, Security Agreement and all related documents are ratified and affirmed as of the date hereof and shall continue in full force and effect. The Borrower represents and warrants that no default or event of default has occurred under the Loan Agreement, 2000 Note or the Security Agreement as of the date hereof.

      2. Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall be deemed to be an instrument under seal and an amendment to the Letter Agreement, 1998 Note and Security Agreement to be governed by the laws of the Commonwealth of Massachusetts.

      3. This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.


                                       Sincerely,

                                       CITIZENS BANK OF MASSACHUSETTS


                                       By: /s/ H. Ellery, Perkinson
                                           ------------------------
                                           H. Ellery Perkinson
                                           Vice President



Acknowledged and accepted:


WESTERBEKE CORPORATION


By: /s/ Carleton F. Bryant III
    --------------------------
    Carleton F. Bryant III
    Executive VP and COO